Exhibit 99.1

N E W S B U L L E T I N
POINT.360
2701 MEDIA CENTER DRIVE
LOS ANGELES, CA 90065
OTCQX: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:

Alan Steel
Executive Vice President
(323) 987-9444

FOR IMMEDIATE RELEASE – LOS ANGELES, CA, November 10, 2016

POINT.360 ANNOUNCES FIRST FISCAL QUARTER RESULTS

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three month period ended September 30, 2016. For the quarter, the Company’s sales were $8.0 million generating a net loss of $2.3 million, or $0.18 per diluted share. The Company also reported negative earnings before interest, taxes, depreciation and amortization and non-cash charges (EBITDAN)* of $1.5 million for the period.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “When compared to the prior year quarter, our first quarter fiscal 2017 revenue mix showed a large increase in localization, while feature post declined due principally to our decision to exit the expensive Santa Monica location previously occupied by Modern. We lost some content distribution work, but saw a large increase in distribution sales to a major portal. Major studio interest in the renovated Hollywood Way facility is increasing.”

Mr. Bagerdjian continued: “When compared to the previous year, significant changes have occurred in facilities, headcount and operations to create the foundation for growth. After the end of the quarter, we completed the sale/leaseback of our Hollywood Way real estate which provided $4.8 million in cash to support current operations and longer term goals. This was an important step to provide the resources needed to complete our transition process.”

Revenues

Revenue for the quarter ended September 30, 2016 totaled $8.0 million compared to $10.8 million in the same quarter last year. The decrease was due primarily to lower MVF revenues after the July 8, 2015 acquisition date.

Gross Margin

In the first quarter of fiscal 2017, gross margin was $1.6 million (20% of sales), compared to $3.1 million (29% of sales) in the prior year’s first quarter.

Selling, General and Administrative and Other Expenses

For the first quarter of fiscal 2017, SG&A expenses were $4.0 million, or 50% of sales, compared to $4.6 million, or 43% of sales, in the first quarter of last year.

Operating Loss

Operating loss was $2.3 million in the first quarter of fiscal 2017 compared to a $1.5 million loss in last year’s first quarter.

Interest Expense and Other Income

Interest expense was $178,000 and $110,000 for the three month periods ended September 30, 2016 and 2015, respectively. The increase was due to higher borrowings.

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Other income in all periods includes sublease income. Other income in the prior year quarter included $4.1 million representing the $6.8 million difference between (i) the aggregate fair values assigned to the tangible and intangible assets acquired (less liabilities assumed) of MVF, and (ii) the fair value of the common shares and the warrants given as consideration for the purchase, net of a $2.7 million deferred income tax benefit recorded is connection with the recognition of the gain.

Income Taxes

During the quarter ended September 30, 2015, the Company recorded a deferred income tax benefit in the amount of $2.7 million related to the gain associated with the MVF transaction.

Net Income (Loss)

For the first quarter of fiscal 2017, the Company reported a net loss of $2.3 million ($0.18 per diluted share) compared to net income of $5.4 million ($0.42 per share) in the same period last year. Excluding net gain related to the MVF transaction in the prior year’s quarter, the Company recorded a net loss of $1.4 million, or $0.11 per share.

Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Charges (EBITDAN)*

The following table reconciles the Company’s EBITDAN* to net income which is the most directly comparable financial measure under Generally Accepted Accounting Principles (“GAAP”):

Computation of EBITDAN (unaudited)*

	Three Months Ended September 30,
	2015	2016

Net income (loss)	$5,386,000	$(2,326,000)
Interest (net)	110,000	178,000
Income taxes	(2,712,000)	-
Depreciation & amortization	467,000	590,000
Other non-cash charges:
Bad debt expense	10,000	5,000
Stock based compensation	64,000	89,000
EBITDAN before non-operating gain	3,325,000	(1,464,000)
Non-operating gain	(4,099,000)	-
EBITDAN after non-operating gain	$(774,000)	$(1,464,000)

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Consolidated Statements of Operations (unaudited) *

The table below summarizes results for the three month periods ended September 30, 2015 and 2016:

	Three Months Ended September 30,
	2015	2016

Revenues	$10,760,000	$8,015,000
Cost of services sold	(7,619,000)	(6,377,000)

Gross profit	3,141,000	1,638,000
Selling, general and administrative expense	(4,617,000)	(3,964,000)

Operating loss	(1,476,000)	(2,326,000)
Interest expense	(110,000)	(178,000)
Gain on bargain asset purchase	4,099,000	-
Other income	161,000	178,000

Income (loss) before income taxes	2,674,000	(2,326,000)
Income tax (expense) - current	(2,000)	-
Income tax benefit - deferred	2,714,000	-
Net income (loss)	$5,386,000	$(2,326,000)

Income (loss) per share:
Basic:
Net income (loss)	$0.44	$(0.18)
Weighted average number of shares	12,341,254	12,677,136
Diluted:
Net income (loss)	$0.42	$(0.18)
Weighted average number of shares including the dilutive effect of stock options	12,790,411	12,677,136

Selected Balance Sheet Statistics (unaudited)*

	June 30, 2016		September 30, 2016
Working Capital	$(3,311,000	)(1)	$(5,646,000	)(1)
Property and equipment, net	13,924,000		14,207,000
Total assets	20,542,000		21,757,000
Current portion of long term debt	5,244,000		7,920,000
Long-term debt, net of current portion	5,947,000		6,151,000
Shareholder’s equity	4,430,000		2,247,000

(1)Reflects the classification of long-term debt as a current liability due to previous financial covenant default condition s under the Company’s prior credit agreements.

*The consolidated statements of operations, computation of EBITDAN and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide additional useful analytical information to investors.

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About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving studios, independent producers, corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers. The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores. See www.Point360.com and www.MovieQ.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions. Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements. In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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